As filed with the Securities and Exchange Commission on December 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McDonald’s Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One McDonald’s Plaza, Oak Brook, Illinois	60523-1900
(Address of Principal Executive Offices)	(Zip Code)

McDONALD’S CORPORATION 2012 OMNIBUS STOCK OWNERSHIP PLAN

(Full title of the plan)

Gloria Santona

Corporate Executive Vice President,

General Counsel and Secretary

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523-1900

(Name and address of agent for service)

(630) 623-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	45,644,042	$94.93	$2,610,575,000	$336,242.06

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued under the Plan in connection with stock splits, stock dividends or similar transactions.

(2)          As described in the Explanatory Note on page 2 of this Registration Statement, the number of shares of Common Stock registered under the Plan hereby consists of (i) 27,500,000 shares being registered for the first time, plus (ii) 18,144,042 shares that were previously registered by the Registrant (the “Carryover Shares”) under the Registrant’s Amended and Restated 2001 Omnibus Stock Ownership Plan on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2004 (Registration No. 333-115770).  A post-effective amendment to the foregoing Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

(3)          Estimated pursuant to Rule 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on December 17, 2013.  The Registrant is paying registration fees solely with respect to the 27,500,000 shares being newly registered.  The registration fees with respect to the Carryover Shares of $59,252.86 were paid upon filing the original Registration Statement on Form S-8 listed in footnote 2 above.  Therefore, no further registration fee is required with respect to the Carryover Shares.

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering 45,644,042 shares of  Common Stock of McDonald’s Corporation (the “Registrant”), which may be issued under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan (the “2012 Plan”).

The Registrant’s stockholders approved the 2012 Plan on May 23, 2013.  The 2012 Plan provides that, in addition to the 27,500,000 shares authorized in connection with the adoption of the 2012 Plan (the “New Shares”), shares that remained available for grant under the Registrant’s Amended and Restated 2001 Omnibus Stock Ownership Plan (the “Prior Plan”) and any awards under the Prior Plan that expire or terminate for any reason without having been exercised in full, or are forfeited or settled for cash, will be available for awards under the 2012 Plan, up to a total number of shares of Common Stock delivered pursuant to the Plan of 56,000,000.

The purpose of this Registration Statement is (i) to register the New Shares, and (ii) to carry forward 18,144,042 shares that were previously registered by the Registrant (the “Carryover Shares”) under the Prior Plan on Form S-8, filed with the Commission on May 21, 2004 (Registration No. 333-115770).  The registration fee paid with respect to the registration of the Carryover Shares on the foregoing Form S-8 was $59,252.86.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to carry forward the 18,144,042 Carryover Shares from the Prior Plan to the 2012 Plan and the $59,252.86 registration fee previously paid with respect to the registration of those shares.  A post-effective amendment to the foregoing Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)                    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 25, 2013;

(b)                    The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the Commission on May 1, 2013, July 31, 2013 and October 30, 2013, respectively;

(c)                     The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 23, 2013, January 31, 2013, February 8, 2013, February 20, 2013, March 13, 2013, April 19, 2013, May 3, 2013, May 6, 2013, May 8, 2013, May 28, 2013, June 10, 2013, July 19, 2013, July 22, 2013, August 8, 2013, September 10, 2013, September 18, 2013, October 21, 2013, November 8, 2013, November 14, 2013 (two reports) and December 9, 2013; and

(d)                    The descriptions of the Common Stock set forth in the Registrant’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating those descriptions, including most recently in Item 8.01 of the Registrant’s Current Report on Form 8-K, filed on September 28, 2009.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                      Description of Securities.

Not Applicable.

Item 5.                      Interests of Named Experts and Counsel.

The consolidated financial statements of McDonald’s Corporation appearing in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of the Registrant’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 6.                      Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) payment of unlawful dividends or unlawful stock purchases or redemptions; or (d) any transaction from which the director derived an improper personal benefit.

Article FOURTEENTH of the Registrant’s Restated Certificate of Incorporation provides that no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, and that no amendment to or repeal of such Article shall apply to or have any effect on liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the person indemnified must also have had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Any present or former director or officer who has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. The statute further provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article EIGHTH of the Registrant’s Restated Certificate of Incorporation provides that the Registrant shall have power to indemnify any and all of its current or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which it has specified interests.  Article V of the Registrant’s Amended and Restated By-Laws provides that it shall indemnify and hold harmless each director and officer, as well as certain other employees and individuals, to the fullest extent permitted under the DGCL.  Such indemnification shall cover all expenses, as well as liabilities and losses, incurred by such individuals.

The Amended and Restated By-Laws further provide that the Registrant may maintain insurance, at its expense, to protect any director or officer, as well as certain other employees and individuals, against any expenses, liabilities or losses, regardless of whether the Registrant would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL.  Pursuant to this provision, the Registrant maintains insurance against any liability incurred by its directors and officers, as well as certain other employees and individuals, in defense of any action in which they are made parties by reason of their positions as directors and officers, or other relationship with the Registrant.

Item 8.                      Exhibits.

Exhibit Number	Description

4.1	McDonald’s Corporation 2012 Omnibus Stock Ownership Plan, effective June 1, 2012, incorporated herein by reference from Form 10-Q for the quarter ended September 30, 2012.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney.

Item 9.                      Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                                             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                                          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                                                       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 20th day of December, 2013.

McDONALD’S CORPORATION

By:	/s/ Gloria Santona
Gloria Santona
Corporate Executive Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature Title	Date

*	December 20, 2013
Susan E. Arnold
Director

*	December 20, 2013
Peter J. Bensen
Corporate Executive Vice President and Chief Financial Officer

*	December 20, 2013
Robert A. Eckert
Director

*	December 20, 2013
Enrique Hernandez, Jr.
Director

*	December 20, 2013
Jeanne P. Jackson
Director

*	December 20, 2013
Richard H. Lenny
Director

*	December 20, 2013
Walter E. Massey
Director

*	December 20, 2013
Andrew J. McKenna
Chairman of the Board and Director

Signature Title	Date

*	December 20, 2013
Cary D. McMillan
Director

*	December 20, 2013
Kevin M. Ozan
Corporate Senior Vice President - Controller

*	December 20, 2013
Sheila A. Penrose
Director

*	December 20, 2013
John W. Rogers, Jr.
Director

*	December 20, 2013
Roger W. Stone
Director

*	December 20, 2013
Donald Thompson
President, Chief Executive Officer and Director

*	December 20, 2013
Miles D. White
Director

*                                        Gloria Santona, the undersigned attorney-in-fact, by signing her name hereto, does hereby sign and execute this Registration Statement on Form S-8 on behalf of the above indicated directors and officers of the Registrant pursuant to a power of attorney filed with the U.S. Securities and Exchange Commission.

By:	/s/ Gloria Santona
Gloria Santona
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	McDonald’s Corporation 2012 Omnibus Stock Ownership Plan, effective June 1, 2012, incorporated herein by reference from Form 10-Q for the quarter ended September 30, 2012.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney.